As filed with the Securities and Exchange Commission on February 8, 2013

Registration No. 333-178836

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 13 to

Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CANCER GENETICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	8071	04-3462475
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

201 Route 17 North 2nd Floor

Rutherford, NJ 07070

(201) 528-9200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Panna L. Sharma

Chief Executive Officer

Cancer Genetics, Inc.

201 Route 17 North 2nd Floor

Rutherford, NJ 07070

(201) 528-9200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Alan Wovsaniker Meredith Prithviraj Andrea Schreiber Lowenstein Sandler LLP 65 Livingston Avenue Roseland, NJ 07068 (973) 597-2564	Yvan-Claude Pierre Daniel I. Goldberg Reed Smith LLP 599 Lexington Ave New York, NY 10022 (212) 521-5400

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Cancer Genetics, Inc. has prepared this Amendment No. 13 to the Registration Statement (the “Registration Statement”) on Form S-1 (File No. 333-178836) solely for the purpose of filing Exhibit 3.6 to the Registration Statement and updating Item 16 of the Registration Statement accordingly. This Amendment No. 13 does not modify any provision of the prospectus that forms a part of the Registration Statement and accordingly such prospectus has not been included herein.

As disclosed in the prospectus previously filed as part of this registration statement, the Company will effect a 1-for-2 reverse stock split of its outstanding common stock prior to completion of the offering. The Company will file a charter amendment with the Secretary of State for the State of Delaware on February 8, 2013 to effect the 1-for-2 reverse stock split. The filing of this registration statement constitutes the public announcement contemplated by the charter amendment. Unless otherwise indicated, all references to share numbers in the prospectus previously filed as part of this registration statement already reflect the effects of this reverse stock split.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale and distribution of the securities being registered. All amounts are estimated except the SEC registration fee, the FINRA filing fee and the NASDAQ Capital Market listing fee.

Item	Amount
SEC registration fee	$5,272
FINRA filing fee	6,710
NASDAQ Capital Market listing fee	75,000
Legal fees and expenses	1,950,000
Accounting fees and expenses	510,000
Printing and engraving expenses	240,000
Transfer agent and registrar fees and expenses	15,000
Blue Sky fees and expenses	5,000
Non-accountable expense allowance	350,000
Miscellaneous fees and expenses	118,018

Total*	$3,275,000

* Approximately $1,250,000 of these expenses have already been paid by the Company.

Item 14. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act.

Our amended and restated certificate of incorporation to be in effect upon the completion of this offering provides for indemnification of our directors and executive officers to the maximum extent permitted by the Delaware General Corporation Law, and our amended and restated bylaws to be in effect upon the completion of this offering provide for indemnification of our directors and executive officers to the maximum extent permitted by the Delaware General Corporation Law.

In addition, we have entered into indemnification agreements with each of our current directors and executive officers. These agreements will require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also intend to enter into indemnification agreements with our future directors and executive officers.

In any underwriting agreement we enter into in connection with the sale of common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us, within the meaning of the Securities Act, against certain liabilities.

Item 15. Recent Sales of Unregistered Securities.

Since January 1, 2009, the Registrant made sales of the following unregistered securities:

Sales of Preferred Stock and Related Common Stock and Warrant Issuances

In seven closings from April 2010 to November 2010, the Registrant sold an aggregate of 1,821,600 shares of its Series B preferred stock to approximately 88 accredited investors at a purchase price of $5.00 per share, for aggregate gross proceeds of approximately $9.1 million. In addition, the Registrant issued 5,000 shares of its common stock and warrants to purchase an aggregate of 131,160 shares of its common stock at an exercise price of $10.00 per share to approximately 32 service providers and placement agents in connection with its Series B preferred stock offering. These warrants were issued on its medium form warrant, which is described in the section entitled “Description of Capital Stock–Warrants”.

Common Stock Issuances

On November 14, 2011, the Registrant issued 50,000 shares of common stock, subject to certain forfeiture restrictions, to the Mayo Foundation for Medical Education and Research in connection with the execution of the affiliation agreement between the Registrant and Mayo.

Convertible Promissory Notes and Related Warrant Issuances

Pursuant to the terms of the Credit Agreement dated as of December 21, 2011, the Registrant issued to Mr. Pappajohn, a member of the board of directors, a convertible promissory note in the amount of $4.0 million and to NNJCA Capital, a limited liability company of which one of our directors, Dr. Pecora is a member, a promissory note in the amount of $1.5 million and to Pecora and Company, a promissory note in the amount of $500,000. At Mr. Pappajohn’s option, his $4.0 million loan is convertible into shares of common stock at a conversion price equal to the lower of $17.00 per share or a 20% discount to the initial public offering price per share. In May 2012, Mr. Pappajohn agreed to convert $2.0 million of the outstanding principal due to him to common stock at the initial public offering price per share upon consummation of this offering, to eliminate the conversion feature of the remaining $2.0 million in debt effective upon consummation of this offering and to extend the maturity date to August 15, 2013 for the $2.0 million principal amount which was not converted. In connection with the issuance of the notes, the Registrant issued five year warrants to purchase shares of our common stock at the lower of $17.00 per share and a 20% discount to the initial public offering price per share if the initial public offering price is less than $21.25 per share as follows: 141,176 warrants to Mr. Pappajohn, 52,941 warrants to NNJCA Capital and 17,647 warrants to Pecora and Company. The lenders received an aggregate of 70,588 additional warrants on the same terms, with the warrants being issued proportionately to Mr. Pappajohn, Dr. Pecora and NNJCA, because we did not consummate our initial public offering within 181 days of funding. Subsequently, the warrants to purchase an aggregate of 94,117 shares of our common stock issued to Dr. Pecora and NNJCA in connection with this financing were cancelled and the promissory notes issued to Dr. Pecora and NNJCA were amended to increase the pre-payment penalties.

Subsequently, the warrants issued to Mr. Pappajohn were amended to provide that the exercise price shall equal the lesser of $17.00 per share or our initial public offering price per share and to extend the $2.0 million dollars in non-convertible debt, which is held by his spouse, to April 1, 2014. In connection with this agreement, we issued to Mr. Pappajohn additional warrants to purchase an aggregate of 75,202 shares of our common stock on the Modified Bridge Form. The warrant exercise price on the Modified Bridge Form is subject to standard anti-dilution protection in the event of stock splits, stock dividends, stock combinations, reclassifications and the like and to full ratchet anti-dilution protection in the event of issuances of more than $5 million of securities at prices below the exercise price prior to the completion of our initial public offering. The warrants are also subject to anti-dilution adjustment if the initial public offering price per share price is less than

$17.00 per share, so that the initial grant would be for an aggregate of 182,633 shares if the initial public offering price per share is $7.00, the midpoint of the range on the cover of this prospectus, and 213,072 shares and 159,804 shares in the event the initial public offering price per share is $6.00 or $8.00, respectively.

2012 Convertible Debt Financing Transaction

We entered into a restated Credit Agreement dated as of October 19, 2012 with John Pappajohn and Mark Oman for a $3.0 million convertible term loan. Mr. Pappajohn provided approximately $1.8 million of financing and Mr. Oman provided approximately $1.3 million of financing under the Credit Agreement. The loan bears an annual interest rate equal to the prime rate plus 6.25% (9.50% at September 30, 2012) and matures on February 26, 2014. The outstanding principal amount of the loan automatically converts to common stock upon completion of our initial public offering. The conversion price is equal to the lesser of $17.00 per share or our initial public offering price per share. The conversion price is subject to standard anti-dilution protection in the event of stock splits, stock dividends, stock combinations, reclassifications and the like. We may prepay the loan in whole or in part only with the prior consent of the lenders.

The lenders received ten-year warrants to purchase an aggregate of 286,275 shares of our common stock (which were issued in proportion to their respective funding amounts), in each case at the lower of (i) $17.00 per share and (ii) the initial public offering price per share if the initial public offering price per share is less than $17.00 per share. On November 27, 2012, the lenders received additional warrants to purchase an aggregate of 17,648 shares of our common stock (issued in proportion to their funding amount) on the same terms because we did not consummate our initial public offering prior to November 27, 2012. The lenders will receive additional ten year warrants to purchase an aggregate of 17,648 shares of our common stock (to be issued in proportion to their respective funding amounts) on the same terms in the event we do not consummate our initial public offering by February 22, 2013. The warrant exercise price is subject to standard anti-dilution protection in the event of stock splits, stock dividends, stock combinations, reclassifications and the like and to full ratchet anti-dilution protection in the event of issuances of more than $5 million of securities at prices below the exercise price prior to the completion of our initial public offering. The warrants are also subject to anti-dilution adjustment if the initial public offering price per share price is less than $17.00 per share, so that the initial grant would will be for an aggregate of 695,237 shares if the initial public offering price per share is $7.00, the midpoint of the range on the cover of this prospectus, and 811,110 shares and 608,333 shares in the event the initial public offering price per share is $6.00 or $8.00, respectively.

On December 7, 2012, Mr. Pappajohn provided an additional $1.0 million of financing on the same terms as the restated credit agreement. The loan bears an annual interest rate equal to the prime rate plus 6.25% (9.50% at September 30, 2012) and matures on June 4, 2014. The outstanding principal amount of the loan automatically converts to common stock upon completion of our initial public offering. The conversion price is equal to the lesser of $17.00 per share or our initial public offering price per share. The conversion price is subject to standard anti-dilution protection in the event of stock splits, stock dividends, stock combinations, reclassifications and the like. We may prepay the loan in whole or in part only with the prior consent of the lenders.

Mr. Pappajohn received ten-year warrants to purchase an aggregate of 58,824 shares of our common at the lesser of (i) $17.00 per share and (ii) the initial public offering price per share if the initial public offering price per share is less than $17.00 per share. He will receive additional ten-year warrants to purchase an aggregate of 5,883 shares of our common stock on the same terms in the event we do not consummate our initial public offering by each the following dates: March 4, 2013 and June 4, 2013. The warrant exercise price is subject to standard anti-dilution protection in the event of stock splits, stock dividends, stock combinations, reclassifications and the like and to full ratchet anti-dilution protection in the event of issuances of more than $5 million of securities at prices below the exercise price prior to the completion of our initial public offering. The warrants are also subject to anti-dilution adjustment if the initial public offering price per share is less than $17.00 per share, so that the initial grant would be for an aggregate of 142,857 shares if the initial public offering price per share is $7.00, the midpoint of the range on the cover of this prospectus, and 166,667 shares and 125,000 shares in the event the initial public offering price per share is $6.00 or $8.00, respectively.

Shares that the lenders receive are subject to a lock-up agreement for 180 days after the consummation of our IPO on the same terms as other lock-up agreements in favor of the underwriters of this offering, but otherwise have registration rights pursuant to a registration rights agreement entered into simultaneously with the Credit Agreement.

The offers, sales and issuances of the securities described above under “Sales of Preferred Stock and Related Common Stock and Warrant Issuances”, “Common Stock Issuances” and “Convertible Promissory Note and Related Warrant Issuances” were exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act or Regulation D promulgated thereunder as transactions by an issuer not involving a public offering. The purchasers or recipients of securities in each of these transactions acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof. The purchasers of securities or recipients in each of these transactions represented to the Registrant in connection with their purchase that they were accredited investors. The sales of these securities were made without any general solicitation or advertising. Appropriate legends were affixed to securities issued in these transactions.

Option and Common Stock Issuances

Since January 1, 2009, the Registrant granted to a total of approximately 63 employees, officers, directors, consultants and other service providers options to purchase an aggregate of 1,265,687 shares of common stock, at exercise prices ranging from $1.60 to $13.52 per share, under its 2008 Stock Option Plan. In addition the Registrant granted to two directors options to purchase 200,000 shares of common stock at an exercise price of $10.00 per share pursuant to certain consulting agreements.

Since January 1, 2009, the Registrant issued and sold to a former officer an aggregate of 113,500 shares of common stock upon the exercise of options under the 2008 Stock Option Plan at an exercise price of $1.60 per share, for an aggregate exercise price of $181,000, $1,600 paid in cash and the remainder paid in stock valued at $10.00 per share.

The offers, sales and issuances of the securities described above were exempt from registration under the Securities Act pursuant to Rule 701 as offers and sales of securities pursuant to certain compensatory benefit plans or contracts relating to compensation or Regulation D promulgated under Section 4(2) of the Securities Act. The recipients of such securities were employees, directors, consultants or other service providers of the Registrant. The securities were issued under our 2008 Stock Option Plan or pursuant to individual consulting agreements. Appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof. The sales of these securities were made without any general solicitation or advertising. Each of the recipients of securities in these transactions had adequate access, through their employment or business relationships, to information about the Registrant.

Warrant and Common Stock Issuances

Since January 1, 2009, as consideration for his personal guarantee of the Registrant’s credit facility with Wells Fargo and for each of the eight extensions of this facility since January 1, 2009, the Registrant issued to Mr. Pappajohn, a member of our board, warrants to purchase an aggregate of 2,628,764 shares of its common stock, of which 2,440,283 warrants were issued on its long form warrant, 92,500 were issued on its Bridge Financing Warrant Form, and warrants to purchase an aggregate of 95,981 shares of common stock on the Modified Bridge Form, each of which is described in the section entitled “Description of Capital Stock–Warrants”, and have exercise prices ranging from $1.60 to $17.00 per share. The warrant exercise price is subject to standard anti-dilution protection in the event of stock splits, stock dividends, stock combinations, reclassifications and the like and to full ratchet anti-dilution protection in the event of issuances of more than $5 million of securities at prices below the exercise price prior to the completion of our initial public offering. The warrants are also subject to anti-dilution adjustment if the IPO price is less than $17.00 per share, so that the initial grant would be for an aggregate of 233,096 shares if the initial public offering price per share is $7.00, the midpoint of the range on the cover of this prospectus, and 271,945 shares and 203,959 shares in the event the initial public offering price per share is $6.00 or $8.00, respectively.

On March 23, 2011, the Registrant issued to DAM warrants to purchase 150,000 shares of its common stock at an exercise price of $10.00 per share in conjunction with the $3.0 million line of credit DAM provided to the Registrant. On March 9, 2012, in connection with the extension and amendment of this line of credit, the Registrant issued to DAM warrants to purchase 37,500 shares of its common stock, which warrants were subsequently cancelled in connection with an amendment to the note to increase interest payable thereunder. These warrants were issued on its medium form warrant, which is described in the section entitled “Description of Capital Stock–Warrants”.

Since January 1, 2009, the Registrant issued to one director and three new consultants, warrants to purchase an aggregate of 45,075 shares of common stock at exercise prices ranging from $5.00 to $10.00 per share on its long form warrant and 500 shares of common stock at an exercise price of $10.00 per share on its medium form warrant. The medium form warrant and long form warrant are described in the section entitled “Description of Capital Stock–Warrants.”

Since January 1, 2009, the Registrant issued and sold to Mr. Pappajohn, a member of our board, an aggregate of 1,500,000 shares of common stock upon the exercise of certain outstanding long form warrants at an exercise price of $1.60 per share, for an aggregate exercise price of $2,400,000 which was paid in stock at a value of $10.00 per share and 8,865 shares of common stock upon the exercise of certain outstanding short form warrants at an exercise price of $5.64 per share for an aggregate exercise price of $50,000.

Since January 1, 2009, the Registrant issued and sold to approximately five of the service providers and placement agents from its Series A preferred stock offering, an aggregate of 75,000 shares of common stock upon the exercise of certain outstanding short form warrants at an exercise price of $4.30 per share and an aggregate of 46,539 shares of common stock upon the exercise of certain outstanding short form warrants at an exercise price of $5.64 per share.

Since January 1, 2009, the Registrant issued and sold to an individual who financed a bridge loan to the Registrant in 2007 an aggregate of 6,205 shares of common stock upon the partial exercise of a Short Form Warrant at an exercise price of $5.64 per share, for an aggregate exercise price of approximately $35,000.

Since January 1, 2009, the Registrant issued and sold to five of its Series A preferred stock holders an aggregate of 9,532 shares of common stock upon the full exercise of Long Form Warrants at an exercise price of $1.60 per share, for an aggregate exercise price of approximately $15,251.

The offers, sales and issuances of the securities described above were exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act or Regulation D promulgated thereunder as transactions by an issuer not involving a public offering. The recipients of securities in each of these transactions acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof. Appropriate legends were affixed to securities issued in these transactions. Each of the recipients of securities in these transactions had adequate access, through their business relationships, to information about the Registrant.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits

EXHIBITS

Exhibit No.	Description of Exhibit
1.1#	Form of Underwriting Agreement between Cancer Genetics, Inc. and Aegis Capital Corp., as representative of the several underwriters.

3.1#	Amended and Restated Certificate of Incorporation of Cancer Genetics, Inc., as currently in effect.

3.2#	Form of Third Amended and Restated Certificate of Incorporation of Cancer Genetics, Inc., to be in effect upon the closing of this offering.

3.3#	Bylaws, as currently in effect.

3.4#	Form of Amended and Restated Bylaws of Cancer Genetics, Inc., to be in effect upon the closing of this offering.

3.5#	Certificate of Amendment of Amended and Restated Certificate of Incorporation of Cancer Genetics, Inc.

3.6	Certificate of Amendment of Amended and Restated Certificate of Incorporation of Cancer Genetics, Inc.

4.1#	Specimen Common Stock certificate of Cancer Genetics, Inc.

4.2#	Registration Rights Agreement, between Cancer Genetics, Inc. and DAM Holdings, LLC, dated March 23, 2011.

4.3#	Form of Amended and Restated Investors’ Rights Agreement, dated as of April 13, 2010, between Cancer Genetics, Inc. and certain investors named therein.

4.4#	Form of Amendment to Amended and Restated Investors’ Rights Agreement, dated as of December 8, 2011.

4.5#	Form of Amended and Restated Stockholders’ Agreement, dated April 13, 2010, between Cancer Genetics, Inc. and certain investors named therein.

4.6#	Form of Series B Convertible Preferred Stock Purchase Agreement, between Cancer Genetics, Inc. and certain purchasers named therein.

4.7#	Form of Amendment to Series B Convertible Preferred Stock Purchase Agreement, dated December 8, 2011.

4.8#	Form of Short Form Warrant.

4.9#	Form of Short Form Cashless Exercise Warrant.

4.10#	Form of Medium Form Warrant.

4.11#	Form of Long Form Warrant.

4.12#	Convertible Promissory Note, dated May 19, 2006, between Cancer Genetics, Inc. and R.S.K. Chaganti, as amended.

4.13#	Convertible Promissory Note, dated January 10, 2010, between Cancer Genetics, Inc. and Jane Houldsworth.

5.1#	Opinion of Lowenstein Sandler LLP.

Exhibit No.	Description of Exhibit

10.1#	Amended and Restated 2008 Stock Option Plan.

10.2#	Form of Notice of Stock Option Grant under 2008 Stock Option Plan.

10.3#	Form of Stock Option Grant Agreement under 2008 Stock Option Plan.

10.4#	Form of Exercise Notice and Restricted Stock Purchase Agreement under 2008 Stock Option Plan.

10.5#	Amended and Restated 2011 Equity Compensation Plan.

10.6#	Form of Stock Option Grant Agreement under 2011 Stock Option Plan.

10.7#	Form of Indemnification Agreement.

10.8#	Consulting Agreement between Cancer Genetics, Inc. and TSG, LLC, dated June 19, 2009.

10.9#	Medical Director Agreement, between Cancer Genetics, Inc. and Lan Wang, M.D., dated October 9, 2009.

10.10#	Employment Agreement, between Cancer Genetics, Inc. and Louis Maione, dated October 21, 2009.

10.11#	Consulting Agreement, between Cancer Genetics, Inc. and Louis Maione, dated June 10, 2010.

10.12#	Termination Agreement, between Cancer Genetics, Inc. and Louis Maione, dated June 10, 2010.

10.13#	Consulting Agreement, between Cancer Genetics, Inc. and Edmund Cannon, dated July 1, 2010.

10.14#	Consulting Agreement, between Cancer Genetics, Inc. and Andrew Pecora, dated August 15, 2010.

10.15#	Consulting Agreement, between Cancer Genetics, Inc. and R.S.K. Chaganti, dated September 15, 2010.

10.16#	Consulting Agreement, between Cancer Genetics, Inc. and TSG, LLC, dated September 23, 2010.

10.17#	Employment Agreement, between Panna Sharma and Cancer Genetics, Inc., effective as of April 1, 2010.

10.18#	Employment Agreement, between Elizabeth Czerepak and Cancer Genetics, Inc., effective as of January 1, 2012.

10.19#	Employment Agreement, between Jane Houldsworth El Naggar, Ph.D. and Cancer Genetics, Inc., effective as of January 1, 2012.

10.20#	Office Lease Agreement, between Cancer Genetics, Inc. and Onyx Equities, LLC, dated October 9, 2007.

10.21#	Credit Agreement, between Cancer Genetics, Inc. and Wells Fargo Bank, N.A., dated April 29, 2008.

10.22#	Security Agreement, between Cancer Genetics, Inc. and Wells Fargo Bank, N.A., dated April 29, 2008.

10.23#	First Addendum to Credit Agreement, between Cancer Genetics, Inc. and Wells Fargo Bank, N.A., dated July 7, 2008.

10.24#	Second Addendum to Credit Agreement, between Cancer Genetics, Inc. and Wells Fargo Bank, N.A., dated March 30, 2009.

10.25#	Third Addendum to Credit Agreement, between Cancer Genetics, Inc. and Wells Fargo Bank, N.A., dated July 2, 2009.

Exhibit No.	Description of Exhibit

10.26#	Fourth Addendum to Credit Agreement, between Cancer Genetics, Inc. and Wells Fargo Bank, N.A., dated October 21, 2009.

10.27#	Fifth Addendum to Credit Agreement, between Cancer Genetics, Inc. and Wells Fargo Bank, N.A., dated July 29, 2010.

10.28#	Credit Agreement, between Cancer Genetics, Inc. and DAM Holdings, LLC, dated March 23, 2011.

10.29#	Inter-creditor Agreement, between Cancer Genetics, Inc., John Pappajohn and DAM Holdings, LLC, dated March 23, 2011.

10.30#	General Business Security Agreement, between Cancer Genetics, Inc. and DAM Holdings, LLC, dated March 23, 2011.

10.31#	Promissory Note, issued by Cancer Genetics, Inc. to DAM Holdings, LLC, dated March 23, 2011.

10.32#	Sixth Addendum to Credit Agreement, between Cancer Genetics, Inc. and Wells Fargo Bank, N.A., dated June 6, 2011.

10.33#	Amended and Restated Credit Agreement, by and among Cancer Genetics, Inc., John Pappajohn, Pecora and Company and NNJCA Capital, LLC dated February 13, 2012.

10.34#	Form of Promissory Note issued by Cancer Genetics, Inc. to John Pappajohn.

10.35#	Form of Promissory Note issued by Cancer Genetics, Inc. to NNJCA Capital, LLC and Pecora and Company.

10.36#	Form of Bridge Financing Warrant issued by Cancer Genetics, Inc. to John Pappajohn, NNJCA Capital, LLC, Pecora and Company and DAM Holdings, LLC.

10.37#	Inter-Creditor Agreement, between Cancer Genetics, Inc., John Pappajohn, DAM Holdings, LLC, Pecora and Company, NNJCA Capital, LLC and Equity Dynamics, Inc., dated February 13, 2012.

10.38#	Seventh Addendum to Credit Agreement, between Cancer Genetics, Inc. and Wells Fargo Bank, N.A., dated February 15, 2012.

10.39#	Amendment to Credit Agreement, between Cancer Genetics, Inc. and DAM Holdings, LLC, dated March 9, 2012.

10.40#	Affiliation Agreement, between Cancer Genetics, Inc. and Mayo Foundation for Medical Education and Research dated November 7, 2011.

10.41#	Consulting Agreement with Equity Dynamics, Inc.

10.42#	Funding Commitment Letter, from John Pappajohn, Equity Dynamics Inc. to the Company, dated April 14, 2012.

10.43#	Letter Agreement, between Panna Sharma and Cancer Genetics, Inc., dated March 29, 2012.

10.44#	Letter Agreement, between Meadows Office, L.L.C. and Cancer Genetics, Inc., dated January 10, 2008.

10.45#	Letter Agreement, between Meadows Office, L.L.C. and Cancer Genetics, Inc., dated April 6, 2012.

10.46#	Letter of Credit from JPMorgan Chase Bank, N.A., dated April 19, 2012.

10.47#	Letter Agreement between Cancer Genetics, Inc. and John Pappajohn

10.48#	Confidential Settlement Agreement and Release of All Claims, between and among Louis J. Maione, Esq., Cancer Genetics, Inc., John Pappajohn, Raju Chaganti, Andrew Pecora, Tommy Thompson, Edmund Cannon, Matthew Kinley, Panna Sharma, and GAP Partners, LLP, dated May 2012.

Exhibit No.	Description of Exhibit

10.49#	Amendment No. 1 to Affiliation Agreement, between Cancer Genetics, Inc. and Mayo Foundation for Medical Education and Research, dated September 29, 2012.

10.50#	Form of Modified Bridge Warrant issued by Cancer Genetics, Inc. to John Pappajohn and Mark Oman.

10.51#	Restated Credit Agreement, between Mark Oman and John Pappajohn and Cancer Genetics, Inc., dated October 17, 2012.

10.52#	Form of Restated Promissory Note issued by Cancer Genetics, Inc. to John Pappajohn and Mark Oman.

10.53#	Form of October 2012 Warrant issued by Cancer Genetics, Inc. to John Pappajohn and Mark Oman.

10.54#	Restated Registration Rights Agreement, between Cancer Genetics, Inc., Mark Oman and John Pappajohn, dated October 17, 2012.

10.55#	Letter Agreement between Cancer Genetics, Inc. and Pecora.

10.56#	Letter Agreement between Cancer Genetics, Inc. and NNJCA Capital, LLC.

10.57#	Letter Agreement between Cancer Genetics, Inc. and DAM Holdings, Inc.

10.58#	Eighth Addendum to Credit Agreement, between Cancer Genetics, Inc. and Wells Fargo Bank, N.A., dated October 18, 2012.

10.59#	Credit Agreement between John Pappajohn and Cancer Genetics, Inc. dated December 4, 2012.

10.60#	Promissory Note issued by Cancer Genetics, Inc. to John Pappajohn dated December 4, 2012.

10.61#	Amendment No. 2 to Affiliation Agreement between Cancer Genetics, Inc. and Mayo Foundation for Medical Education and Research, dated January 4, 2013.

10.62#	Written Description of Amendment to Letter Agreement, between Meadows Office, L.L.C. and Cancer Genetics, Inc., dated April 6, 2012.

21.1#	Subsidiaries of Cancer Genetics, Inc.

23.1#	Consent of McGladrey LLP.

23.2#	Consent of Lowenstein Sandler LLP (included in Exhibit 5.1).

24.1#	Power of Attorney

24.2#	Power of Attorney

#	Previously Filed

(b) Financial Statement Schedules

No financial statement schedules are provided because the information is not required or is shown either in the financial statements or the notes thereto.

Item 17. Undertakings

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(i) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective;

(ii) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(iii) For purposes of determining any liability under the Securities Act, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§ 230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment No. 13 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Rutherford, State of New Jersey, on the 8th day of February, 2013.

CANCER GENETICS, INC.

By:	/s/ PANNA L. SHARMA
Panna L. Sharma President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Amendment No. 13 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Panna L. Sharma Panna L. Sharma	President, Chief Executive Officer and Director (Principal Executive Officer)	February 8, 2013

/s/ Elizabeth A. Czerepak Elizabeth A. Czerepak	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	February 8, 2013

* Raju S. K. Chaganti, Ph.D.	Chairman of the Board of Directors	February 8, 2013

* Edmund Cannon	Director	February 8, 2013

* John Pappajohn	Director	February 8, 2013

* Andrew Pecora, M.D.	Director	February 8, 2013

* Tommy G. Thompson	Director	February 8, 2013

*	Director	February 8, 2013
Robert Kaufman

* Franklyn G. Prendergast, M.D., Ph.D.	Director	February 8, 2013

* /s/ Elizabeth A. Czerepak
as attorney in fact